SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    ---------



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): April 4, 2001



                     WILSHIRE FINANCIAL SERVICES GROUP INC.
             (Exact name of registrant as specified in its charter)


                DELAWARE                 0-21845           93-1223879
     (State or other jurisdiction      (Commission       (IRS Employer
           of incorporation)           File Number)    Identification No.)

                   1776 SW Madison, Portland, OR          97205
             (Address of principal executive offices)   (Zip Code)


       Registrant's telephone number, including area code: (503) 223-5600

Item 5.           Other Events

         On Tuesday, April 3, 2001, a letter from Security National Servicing Corporation addressed to Wilshire Financial Services Group Inc. (the "Company") and its board of directors, and copied to various of its institutional shareholders, was received proposing the acquisition of Wilshire Financial by Security National for $2.50 per share in cash. This "offer" was made subject to due diligence and approval by the Office of Thrift Supervision; however, the letter did not specify the nature or extent of the due diligence that Security National intended to perform. The letter also stated that failure by Wilshire Financial to respond affirmatively by 5:00 p.m. PST Friday, April 6th may result in a tender offer at a lower price.

         On Sunday, March 18th, representatives of Wilshire Financial met with representatives of Security National at its request and were then presented with a proposal comparable to the "offer." At that time, the message conveyed to Security National was that it would be unlikely that the proposed price would be considered fair value by Wilshire's board. Subsequently, the proposal was discussed by the board, both telephonically and at a regularly scheduled board meeting, and the board unanimously confirmed that the proposal was significantly below its view of "fair value" and that the Company was not for sale although the board would always be open to consider attractive proposals. Accordingly, the board at present does not intend to accept Security National's "offer."


Item 7.           Financial Statements and Exhibits

                  Not applicable.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: April 4, 2001                   WILSHIRE FINANCIAL SERVICES GROUP INC.
                                      --------------------------------------
                                      Registrant

                                      /s/ Stephen P. Glennon
                                      --------------------------------------
                                      Stephen P. Glennon
                                      CHIEF EXECUTIVE OFFICER